EXHIBIT H-2

COMPARISON OF MARYLAND AND DELAWARE
GOVERNING INSTRUMENTS AND STATE LAW

     The following is only a discussion of certain principal differences between the governing document for each existing Maryland corporation (each an “Acquired Fund”) and its successor Delaware statutory trust (each an “Acquiring Trust”), and is not a complete description of the Acquired Funds’ and the Acquiring Trusts’ governing documents. Further information about each Acquired Fund’s current corporate structure is contained in the Acquired Fund’s prospectus and governing documents and in relevant state law.

Organization and Capital Structure

     Each Acquired Fund is incorporated under the Maryland General Corporation Law (the “Maryland Statute”). Each Acquired Fund’s operations are governed by its Articles of Incorporation, as amended or supplemented from time to time (the “Charter”), and its by-laws (the “MD By-Laws”). The business and affairs of each Acquired Fund are managed under the supervision of its respective Board of Directors.

      The shares of common stock issued by each Acquired Fund have a par value of $0.01 per share, except for Franklin Mutual Series Fund Inc. and Templeton Funds, Inc., the shares of which have a par value of $0.001 per share and $1.00 per share, respectively. Each Acquired Fund’s Charter authorizes a fixed number of shares, which the Acquired Fund’s Board of Directors may increase or decrease by amending or supplementing the Charter. Each Acquired Fund’s shares may be divided into separate and distinct series and/or classes.

     Each Acquiring Trust is a Delaware statutory trust (a “DST”). A DST is an unincorporated association organized under the Delaware Statutory Trust Act (the “Delaware Act”). Each Acquiring Trust’s operations are governed by its Declaration of Trust (the “DE Declaration”) and its by-laws (the “DE By-Laws”), and its business and affairs are managed under the supervision of its respective Board of Trustees.

     Each Acquiring Trust’s shares of beneficial interest are issued without par value. Each DE Declaration authorizes an unlimited number of shares, which may be divided into separate and distinct series or classes. These series and classes will have the rights, powers and duties set forth in each DE Declaration or as specified in resolutions of each Acquiring Trust’s Board of Trustees. Each Acquiring Trust’s series and classes are identical to those of its corresponding Acquired Fund.

Meetings of Shareholders and Voting Rights

     Neither the Charters nor the MD By-Laws require an Acquired Fund to hold an annual shareholders’ meeting. Each of the MD By-Laws provides that a shareholders’ meeting must be held when certain actions are required to be taken by shareholders under the 1940 Act, or at other times as may be determined by an Acquired Fund’s Board of Directors.

      Each of the MD By-Laws provides that, except when a larger quorum is required by applicable law, the holders of a majority of the stock of the Acquired Fund entitled to vote at a shareholders’ meeting shall constitute a quorum. Each shareholder is entitled to one vote for each full share of stock that they hold, and a proportionate fractional vote for each fractional share of stock that they hold. Each Charter also provides that shareholders of a particular series or class shall have exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only the holders of that series or class, in accordance with applicable law.

     Each of the MD By-Laws provides that, in addition to those matters upon which shareholders are entitled to vote under relevant law, shareholders have the power to vote on any matter submitted to a vote of shareholders by the Board of Directors. Subject to any legal requirements for a different vote, in all matters other than the election of directors, shareholders may approve a proposal by a majority of votes cast. Directors are elected by a plurality of votes cast. There is no cumulative voting for any matter.

     The Delaware Act does not require annual shareholders’ meetings. Each of the DE By-Laws authorizes the calling of a shareholders’ meeting by the Board, the chairperson of the Board or by the president of the Trust to take action on any matter deemed necessary or desirable by the Board of Trustees. A shareholder meeting for the

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purpose of electing trustees may also be called by the chairperson of the Board of Trustees, and shall be called by the president or any vice-president at the request of holders of 10% or more of the outstanding shares if the shareholders pay the reasonably estimated cost of preparing and mailing the notice. No meeting may be called at the request of shareholders to consider any matter that is substantially the same as a matter voted upon at a shareholders’ meeting held during the preceding twelve (12) months, unless requested by holders of a majority of all outstanding shares entitled to vote at such meeting.

     Each DE Declaration generally provides that each full share of an Acquiring Trust is entitled to one vote and each fractional share is entitled to a fractional vote. All shares of an Acquiring Trust entitled to vote on a matter shall vote in the aggregate without differentiation between shares of separate series or classes. With respect to any matter that affects only the interests of some but not all series or classes, or where otherwise required by the 1940 Act, only the shareholders of the affected series or classes shall be entitled to vote on the matter.

     Each DE Declaration provides that forty percent (40%) of the outstanding shares of the Acquiring Trust (or a series or class, as applicable), entitled to vote at a meeting, which are present in person or represented by proxy, shall constitute a quorum at the meeting, except when there is a legal requirement for a larger quorum. Subject to any legal requirements for a different vote, in all matters other than the election of trustees, shareholders may approve a proposal by a majority of votes cast. Trustees are elected by a plurality of votes cast. Where a separate vote by series or class is required, these voting requirements apply to those separate votes. There is no cumulative voting for any matter.

Liability of Shareholders

      Neither the Charters nor the MD By-Laws contain specific provisions with regard to the liability of shareholders of an Acquired Fund. The Maryland Statute generally provides that a shareholder of a Maryland corporation generally is not obligated to the Acquired Fund or its creditors with respect to the stock, except to the extent that the consideration for the stock has not been paid.

     Consistent with the Delaware Act, each DE Declaration provides that no Acquiring Trust shareholder, as such, shall be subject to any personal liability whatsoever to any person in connection with the property, acts, obligations or affairs of the Acquiring Trust. However, each Acquiring Trust’s Board of Trustees may cause any shareholder to pay for charges of its Acquiring Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent for services provided to that shareholder that are beyond the customary services provided for the benefit of all shareholders.

Liability Among Series

      Each Charter generally provides that the allocation of assets and liabilities among the series or classes of stock, as applicable, of the Acquired Fund will be determined by the Board of Directors in accordance with the provisions of the Charter and applicable law. The Maryland Statute provides that, in the case of a Maryland corporation registered as an investment company under the 1940 Act that has established multiple series or classes of stock, liabilities of a particular series or class are only enforceable against the assets of that series or class, and not against the assets of the Acquired Fund generally or any other series or class of stock.

     Each DE Declaration also provides that each series of its Acquiring Trust shall be separate and distinct from any other series of the Acquiring Trust and shall hold and account for the assets and liabilities belonging to any series separately from the assets and liabilities of the Acquiring Trust or any other series. Each class of a series of an Acquiring Trust shall be separate and distinct from any other class of that series.

Dividends and Distributions

     Each Charter provides that dividends and distributions may be paid to shareholders of each series or class, as applicable, of an Acquired Fund in such amounts as may be declared from time to time by the Board of Directors.

     Each DE Declaration also provides that the shareholders of any series or class of its Acquiring Trust shall be entitled to receive dividends and distributions when, if and as declared by its Board of Trustees. The right of an Acquiring Trust’s shareholders to receive dividends or other distributions on shares of any class may be set forth in a

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plan adopted by the Acquiring Trust’s Board of Trustees pursuant to the 1940 Act. Dividends and distributions may be paid in cash, in kind or in shares of the respective Trust, and the respective Board may retain such amounts as it may deem necessary or desirable for the conduct of the respective Trust’s affairs.

Election of Directors/Trustees; Terms; Removal

      Each Charter and/or MD By-Laws provides that each director of an Acquired Fund shall serve until the director’s successor is duly elected and qualified, except in the event of the director’s death, resignation, removal or the earlier termination of the director’s term of office. Each Charter and/or MD By-Laws, other than those of Franklin Mutual Series Fund Inc., Templeton Funds, Inc. and Templeton Institutional Funds, Inc., provides that directors may be removed, with or without cause by a vote of the shareholders. The MD By-Laws of Franklin Mutual Series Fund Inc. only provide for removal of directors for cause by a vote of shareholders. The MD By-Laws of Templeton Funds, Inc. and Templeton Institutional Funds, Inc. each provide that directors may be removed, with or without cause, by a vote of shareholders.

     Under each DE Declaration, each trustee of an Acquiring Trust shall hold office for the earlier of (1) the lifetime of the Acquiring Trust; (2) the trustee’s earlier death, resignation, removal, retirement or inability otherwise to serve; or (3) the next meeting of shareholders called for the purpose of electing trustees and the election and qualification of his or her successor. Under each DE Declaration, any trustee may be removed, with or without cause, by its Acquiring Trust’s Board of Trustees, by action of a majority of the trustees then in office, or by the vote of the shareholders at any meeting called for that purpose.

     There is no cumulative voting for the election of trustees of an Acquiring Trust or the directors of an Acquired Fund. The governing instruments for each Acquiring Trust and each Acquired Fund each provide a mechanism for the respective Boards to fill vacancies.

Liability of Trustees and Officers; Indemnification

      None of the Charters contain provisions expressly limiting the liability of the directors of an Acquired Fund, except for Templeton Funds, Inc. and Templeton Institutional Funds, Inc. The Charters of Templeton Funds, Inc. and Templeton Institutional Funds, Inc. each provide that no director or officer will be subject to personal liability to the Acquired Fund or its shareholders for monetary damages, except: (i) where the director or officer received an improper benefit of money, property or services; or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered based upon a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In addition, the Maryland Statute provides that a director of a Maryland corporation who performs his or her duties in accordance with certain standards of conduct is generally immune from liability. The standards of conduct set forth in the Maryland Statute provide that a director shall perform his or her duties: (1) in good faith; (2) in a manner he or she reasonably believes to be in the best interests the corporation; and (3) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

      Each Charter and/or MD By-Laws provides that an Acquired Fund shall indemnify its directors, officers and representatives to the extent permitted by law. The Maryland Statute authorizes indemnification of directors and officers of a Maryland corporation with regard to any threatened, pending or completed legal action, suit or proceeding. Under the Maryland Statute, indemnification is mandatory if a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the Maryland Statute. Mandatory indemnification covers all reasonable expenses incurred. Under the Maryland Statute, indemnification is permissive unless it is established that: (1) the act or omission of the director of officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful. However, if the proceeding was a derivative action, no indemnification will be made if the individual is adjudged to be liable to the corporation unless approved by a court, in which case indemnification is limited to expenses.

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      Each DE Declaration provides that any person who is or was a trustee, officer, employee or other agent of an Acquiring Trust shall be liable to the Acquiring Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the person’s duties (“Disqualifying Conduct”). Except in these instances, these persons shall not be responsible or liable for any act or omission of any other agent of an Acquiring Trust or its investment adviser or principal underwriter to the fullest extent that limitations of liability are permitted by the Delaware Act. Moreover, except in these instances, none of these persons, when acting in their designated capacity, shall be personally liable to any other person, other than an Acquiring Trust or its shareholders, for any act, omission or obligation of the Acquiring Trust or any trustee thereof.

      Each Acquiring Trust shall indemnify, to the fullest extent permitted under applicable law, any of these persons who are a party to any proceeding because the person is or was an agent of the Acquiring Trust. These persons shall be indemnified against any expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any proceeding by judgment, settlement or otherwise shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the conduct was unlawful. There shall nonetheless be no indemnification for a person’s own Disqualifying Conduct.

Preemptive, Dissenter’s and Other Rights

     Each Charter provides that no shareholder of the Acquired Fund will be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of securities of the Acquired Fund. Each DE Declaration provides that no shareholder shall have any preemptive or other right to subscribe for new or additional authorized but unissued shares or other securities issued by the Acquiring Trust or any series thereof.

Amendments to Organizational Documents

      Each Charter may be amended at any time by a vote of a majority of an Acquired Fund’s Board of Directors and, if legally required, by approval of the amendment by shareholders. Each of the MD By-Laws may be amended, or new by-laws may be adopted, by a vote of the majority of the Acquired Fund’s Board of Directors. The MD By-Laws of each Acquired Fund, other than Franklin Mutual Series Fund Inc., also provide that they may be amended by a vote of the majority of the shares of stock of the Acquired Fund present and voting at a meeting of the shareholders of the Acquired Fund.

     Each DE Declaration may be amended or restated at any time by a written instrument signed by a majority of its Acquiring Trust’s Board of Trustees and, if legally required, by approval of the amendment by shareholders. Each of the DE By-Laws may be amended, restated, or repealed or new by-laws may be adopted by the affirmative vote of a majority of the votes cast at a shareholders’ meeting called for that purpose where a quorum is present, or by a majority of the respective Acquiring Trust’s Board of Trustees.

Inspection Rights

     A shareholder of an Acquired Fund may, during normal business hours, inspect and copy the by-laws, minutes, annual reports and certain other corporate documents on file at the Acquired Fund’s principal office. In addition, the Maryland Statute provides that any person who has held at least five percent (5%) of any class of a corporation’s stock for at least six (6) months is entitled to request certain other documents relating to the corporation’s affairs. The corporation shall prepare and make such information available within twenty (20) days after a qualifying shareholder request is made.

     Each of the DE By-Laws provides that, upon reasonable written demand to an Acquiring Trust, a shareholder may inspect certain information as to the governance and affairs of its Acquiring Trust for any purpose reasonably related to the shareholder’s interest as a shareholder. However, reasonable standards governing the information and documents to be furnished and the time and location of furnishing them (including limitations as to regular business hours) may be established by the Board or, if the Board has not done so, by the president, any vice-president or the secretary. In addition, each of the DE By-Laws also authorizes its respective Board or, in case the Board does

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not act, the president, any vice president or the secretary, to keep confidential from shareholders for a reasonable period of time any information that the Board or the officer reasonably believes to be in the nature of trade secrets or other information that the Board or the officer in good faith believes: (1) would not be in the best interests of the respective Acquiring Trust to disclose; (2) could damage the respective Acquiring Trust; or (3) that the respective Acquiring Trust is required by law or by agreement with a third party to keep confidential.

Dissolution and Termination

      Each Charter provides that the duration of the Acquired Fund shall be perpetual. Under the Maryland Statute, the board of directors of a Maryland corporation may dissolve the corporation by resolution of a majority of the board of directors that declares that the dissolution is advisable. A vote of a majority of all votes entitled to be cast on the proposed dissolution is required to approve the dissolution. In addition, the Maryland Statute provides that shareholders of a corporation entitled to cast at least twenty-five percent (25%) of all the votes that may be cast in the election of directors may petition a court of equity for an involuntary dissolution of the corporation on certain enumerated grounds set forth in the Maryland Statute (including, among other things, failure of the shareholders to elect directors).

     Under each DE Declaration, the respective Acquiring Trust, or one of its series or classes, may be dissolved by a majority of votes cast of the Acquiring Trust, series or class, as applicable, or at the discretion of its respective Board of Trustees at any time there are no outstanding shares or upon prior written notice to the Acquiring Trust’s, series’ or class’ shareholders. When an Acquiring Trust or one of its series has dissolved, the Board shall pay or make reasonable provision to pay all known claims and obligations, including those that are contingent, conditional and unmatured. Each DE Declaration further provides that any remaining assets of a dissolved Acquiring Trust or series shall be distributed to the shareholders of the respective Trust or series, as applicable, ratably according to the number of outstanding shares of the respective Trust or series held of record by the shareholders on the dissolution distribution date.

Derivative Actions

     None of the Charters nor the MD By-Laws contain specific provisions with regard to derivative actions.

     Maryland courts recognize derivative actions even in the absence of a specific statute or court rule. Under Maryland law, in order to bring a derivative action, a stockholder (or his predecessor if he became a stockholder by operation of law) must be a stockholder: (1) at the time of the acts or omissions complained about; (2) at the time the action is brought and (3) until the completion of the litigation. A derivative action may be brought by a stockholder if a demand upon the board of directors to bring the action is improperly refused or if a request upon the board of directors would be futile.

     Under the Delaware Act, a shareholder may bring a derivative action if trustees with authority to do so have refused to bring the action or if a demand upon the trustees to bring the action is not likely to succeed. A shareholder may bring a derivative action only if the shareholder is a shareholder at the time the action is brought and (1) was a shareholder at the time of the transaction complained about, or (2) acquired the status of shareholder by operation of law or an Acquiring Trust’s governing instrument from a person who was a shareholder at the time of the transaction.

      A shareholder’s right to bring a derivative action may also be subject to additional standards and restrictions set forth in an Acquiring Trust’s governing instrument. Each DE Declaration provides that a shareholder may bring a derivative action on behalf of its respective Acquiring Trust only if the shareholder first makes a pre-suit demand upon its respective Board of Trustees to bring the action, unless the pre-suit demand is excused. A pre-suit demand shall only be excused if a majority of the respective Board of Trustees, or a majority of any committee established to consider the merits of the action, has a material personal financial interest in the action at issue. A trustee shall not be deemed to have a material personal financial interest in an action by virtue of receiving payment for serving on the respective Board of Trustees of an Acquiring Trust or of one or more other investment companies with the same or an affiliated investment adviser or underwriter.

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